American Eagle Energy Announces Senior Credit Facility with Morgan Stanley

DENVER, CO— August 19, 2013— American Eagle Energy Corporation (OTCQX: AMZG) (“American Eagle” or the “Company”) announces that it has closed on a Senior Credit Facility (“Credit Facility”) with Morgan Stanley Capital Group, Inc. (“Morgan Stanley”). The Credit Facility is a senior secured reserve based credit facility with a maximum commitment of up to $200 million and initial availability of $68 million. Morgan Stanley has committed to make available to the Company an additional $40 million for the purpose of purchasing additional interests in the Spyglass Project area from a Joint Venture Partner (“Spyglass Transaction”). The availability of the $40 million is contingent upon the Company meeting certain financial covenants and conditions precedent to the closing of the Spyglass Transaction.

The Company plans to draw the full $68 million available to retire the Macquarie Bank Limited swap facility for approximately $17 million and to pay fees and expenses associated with the Credit Facility. American Eagle will use the remaining proceeds for working capital, to fund the Company’s well development program, to acquire additional acreage, and for other general corporate purposes.

The Credit Facility has a five-year term and carries a variable interest rate ranging from approximately 5.5% to 10.5%. The variable interest rate is based primarily on the ratio of the Company’s proved developed reserves to its debt for a given period. As of the closing, the applicable variable interest rate on the Credit Facility is 10.5%. The Credit Facility is collateralized by, among other things, the Company’s oil and gas properties and future oil and gas sales derived from such properties, and contains various financial and operational covenants that are typical of such borrowing agreements. The Company did not issue equity to the lender or provide royalty consideration in connection with the Credit Facility.

Comments from Morgan Stanley and Management

David Lazarus, Executive Director, Morgan Stanley & Co, stated “We are excited to provide American Eagle Energy with a new credit facility that meets the company’s current needs while also providing future flexibility.  We look forward to working with management as it continues to grow its assets.”

Brad Colby, President and CEO of American Eagle, said, “We are thrilled to have Morgan Stanley as our lender. As we grow our proved reserves, the credit facility allows us the opportunity to increase our availability and/or to decrease our interest rate. We believe the structure of the new credit facility is a great fit for American Eagle as we develop our Spyglass Project area in northwestern Divide County, North Dakota.”

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle Energy can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s internet site at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which the Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies, or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting the Company’s operations, products, services, and prices.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

INVESTOR RELATIONS CONTACT:

Marty Beskow

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

303-798-5235

ir@amzgcorp.com

www.americaneagleenergy.com

Brad Holmes

EnergyIR

713-654-4009

B_holmes@att.net